EXHIBIT 10.24

MWI VETERINARY SUPPLY CO.

NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

WITH

KEVIN W. PRICE

Pursuant to the job change letter dated August 26, 2011, and the compensation stated therein, effective October 1, 2011, Kevin W. Price (“Employee”), and MWI Veterinary Supply Co., an Idaho corporation (the "Company"), as part of Employee’s employment with the Company agree as follows:

ARTICLE 1

FAIR COMPETITION COVENANTS

1.1	Noncompetition Covenant

 Employee agrees that Employee will not, directly or indirectly, during the term of Employee’s employment with the Company and for one year following the termination (for any reason) of Employee’s employment with the Company (the “Noncompete Period”), compete, either directly or indirectly, with the Company in the sale, marketing, distribution, warehousing, manufacturing, fabrication or shipping of animal health products for the customers of the Company.  Competition includes owning an interest in or being employed by, acting as a consultant to, or otherwise participating, associating, rendering services to, or engaging in, a proprietorship, partnership, corporation, limited liability company, or other entity or organization, or a business unit, division, subsidiary, or other component of such an entity or organization in any business that the Company conducts or has specific plans to conduct as of the date the employment of Employee is terminated.  Nothing herein shall prohibit Employee from being a passive investor of not more than 5% of the outstanding stock of any class of capital stock of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

1.2	Nonsolicitation Covenant

During the Noncompete Period, Employee shall not, directly or indirectly through another entity, (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employment of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any Affiliate at any time during the Employee’s employment or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Company or any Affiliate.

1.3	Nondisparagement Covenant

Employee shall not make statements injurious to the business reputation or good will of the Company or any of the members of its board, its officers or employees.

1.4	Breach of Covenants

If, at the time of enforcement of Sections 1.1, 1.2, and 1.3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  In addition, in the event of an alleged breach or violation by Employee of Sections 1.1, 1.2, and 1.3, the Noncompete Period shall be tolled until such breach or violation has been duly cured.  Employee agrees that the restrictions contained in Sections 1.1, 1.2, and 1.3 are reasonable.

1.5	Noncompetition Payment

  If Employee’s employment with the Company is terminated, other than by (i) the Company for Cause, or (ii) pursuant to a voluntary termination by Employee which is not within 90 days of a Good Reason Event, then the Company shall continue to pay Employee at a rate equal to Employee’s base salary at the time of such termination for the Noncompetition Period, provided that such payments shall be made pursuant to the Company’s normal payroll practices and shall be subject to any required or authorized withholding and declarations.  Notwithstanding the foregoing, the Company shall not be obligated to make such noncompetition payments if the Company gives Employee written notice, within 15 days after the date of the termination of employment, that the Company has elected to waive the provisions of Section 1.1 hereof and thus not pay the noncompetition payment described above.

1.6	Definitions

1.6.1	“Cause”

  means (i) the continued failure by Employee to perform duties as reasonably directed by the Employee’s supervisor of the Company which such failure continues for ten days after written notice of such failure provided to Employee, (ii) willful misconduct by Employee in the performance of Employee’s duties, (iii) gross negligence by Employee in the performance of Employee’s duties which materially harms the Company, (iv) Employee’s commission of a felony or other offense involving dishonesty toward the Company or its subsidiaries or moral turpitude, or (v) any breach by Employee of Employee’s obligations set forth in Sections 1.1, 1.2, and 1.3.

1.6.2	“Confidential Information”

 includes, but is not limited to, any information relating to organizational structure, personnel data, marketing philosophy and objectives, project plans, business strategies, business initiatives, trade secrets, system design, methodologies, processes, competitive advantages and disadvantages, financial information and results, audit reports and materials related to same, marketing strategies, business plans, systems, operations, technology, existing or potential customer lists and addresses, product development, advertising or sales programs, and any other information which would give the Company or any Affiliate an opportunity to obtain an advantage over its competitors or which the Company or any Affiliate is ethically obligated to protect from unauthorized sources.  Confidential Information shall not include (i) such information that is otherwise available to the Employee from a source other than the Company, (ii) such information that becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions, or (iii) disclosure of such information is required by law.

1.6.3	“Good Reason Event”

  means (i) relocation of Employee out of Idaho, or (ii) a material reduction by the Company of Employee’s employment responsibilities or compensation.

1.6.4	“Work Product”

  means all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development of existing or future products or services and which are conceived, developed or made by Employee while employed by the Company and its Affiliates.

1.7	Not An Employment Contract

Employee agrees that this Agreement is not an employment contract for any particular term and that Employee has the right to resign and the Company has the right to terminate Employee’s employment at will, at any time, for any or no reason, with or without cause.

1.8	Certification

       By signing below, Employee hereby certifies to the Company that he is not currently subject to any noncompetition or similar covenant with any previous employer or other third party that would prevent him for accepting employment with the company.

ARTICLE 2

Interpretation

2.1	Governing Law and Amendments

The laws of the State of Idaho shall govern the interpretation and enforcement of this Agreement

This Agreement may be amended, and any term of this Agreement may be waived, only by a written agreement signed by Employee and the President of the Company.

2.2	Nonwaiver of Remedies

  The failure or neglect of a party to enforce any remedy available by reason of the failure of another party to observe or perform a term or condition set forth in this Agreement shall not constitute a waiver of the term or condition.  A waiver by a party (i) shall not affect any term or condition other than the ones specified in the waiver, (ii) shall waive a specified term or condition only for the time and in the manner specifically stated in the waiver, and (iii) shall waive a specified term or condition only for the parties expressly named in the waiver and no other parties.

2.3	Entire Agreement

This Agreement constitutes the full and entire understanding and agreement between the parties regarding the subject matter of this Agreement.

EMPLOYEE

Dated: September 9, 2011	/s/ Kevin W. Price

Kevin W. Price, Vice President, Inventory Management

MWI VETERINARY SUPPLY CO.

Dated:  September 9, 2011                                                   By:  /s/ Mary Pat Thompson
Mary Pat Thompson, Sr. Vice President of Finance
And Administration & Chief Financial Officer